UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

What Every XFLT Shareholder Needs to Know for

XFLT's Proxy Contest

Fees Will NOT Increase If Proposal Is Approved

Terminated Sub-Adviser Octagon’s “Proven Investment Team” Responsible for -54% NAV Erosion at XFLT and Seven CLO Defaults Across Its Own Portfolio

XFLT Asks Shareholders to Vote on the WHITE Proxy Card “FOR” the King Street Sub-Advisory Agreement at Special Meeting on July 30, 2026

CHICAGO – July 18, 2026 – XA Investments LLC (“XAI”), manager of XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”), responded to misleading claims regarding the approval of a new investment sub-advisory agreement among the Fund, XAI and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”) at the upcoming Special Meeting of Shareholders on July 30, 2026.

Terminated Sub-Adviser’s FALSE Claims	The TRUTH
Octagon claims the approval of King Street as Sub-Adviser will increase the fees paid to XA Investments.

•      There will be NO increase in fees paid by shareholders. The Fund’s management fees and expenses will not increase, and shareholders will not pay any higher fees because of this change.

•      In fact, under the proposed agreement with the King Street Sub-Adviser, if the Fund recovers the abysmal -54% NAV erosion suffered under the terminated sub-adviser's mismanagement, XA Investments will stand to earn less in fees than it would under the current arrangement.

Octagon claims it has a “better path forward” because it offered to take over your Fund as investment adviser and reduce the Fund’s advisory fee.

•      This proposal is not on the ballot. A vote against the King Street Sub-Advisory Agreement does not make the terminated sub-adviser the Fund’s adviser.

•      The terminated sub-adviser’s proposal was an attempt to take over as adviser of XFLT—a role it has not performed for any registered fund.

•      Octagon would be getting a promotion and a pay raise under this “better path.” Rewarding an underperforming manager with expanded responsibilities and higher fees would have been imprudent and contrary to the Board's fiduciary duty to act in shareholders' best interests.

Octagon implies that XA Investments and the Board are not aligned with shareholders.

•      The leadership team at XA Investments and the Fund Board all have material ownership of XFLT and are aligned with XFLT shareholders. Collectively, XA Investments' management and the Fund Board own approximately 272,859 shares of XFLT.

•       The terminated sub-adviser is not aligned with shareholders, and Octagon senior leaders own far fewer shares of XFLT, including CEO and former XFLT Portfolio Manager Gretchen Lam.

•       Like every other shareholder, the leadership team at XA Investments shared in the value destruction that has occurred under Octagon’s watch.

Octagon’s claims its management of XFLT by a “proven management team” led to performance that was “admirable.”

•      The results tell a different story. The underperformance is far from “admirable.” As of March 31, 2026, XFLT underperformed its benchmark by -19.09% over the past one-year period, underperformed over the three-year, five-year and since-inception periods, and NAV per share declined approximately -54%, which implies $406.7 million of current-share-equivalent NAV erosion.

•      The results are why the Board acted. The Board had a fiduciary responsibility to protect shareholders from the terminated sub-adviser’s persistent underperformance at XFLT and commenced a search process to identify a qualified sub-adviser that could improve future shareholder outcomes.

•       Recent developments affirm that the Board was right to be concerned. In 2026 alone, Octagon’s own CLO portfolio has suffered seven CLO defaults in 2026 alone.

Octagon claims the Board did not conduct proper diligence in selecting the King Street Sub-Adviser.

•       The Board was unanimous in its conviction that XFLT would benefit from the expanded capabilities of the King Street Sub-Adviser.

•       The Board carefully evaluated King Street’s relevant private and institutional 30-year track record, its CLO and credit business, talent, investment resources, strategy fit and ability to manage XFLT dynamically within its existing mandate.

King Street’s performance, experience and capabilities are being distorted.

•       King Street is a leading global alternative asset manager with a 30-year track record, $30 billion in assets under management and a strong CLO platform that includes:

o       20 U.S. CLOs

o       9 European CLOs

o       Approximately $12 billion in CLO assets under   management.

•       XA Investments and the Fund’s Board believe the King Street Sub-Adviser will be better positioned to improve performance, support stronger distributions over time and help unlock greater value for XFLT shareholders.

Octagon claims it has served as a close partner of the Fund since its IPO in 2017, and it has been responsible for the day-to-day management of the Fund’s portfolio for nearly a decade thereafter.

•      If Octagon wants credit for the day-to-day portfolio management of the Fund, it must also accept responsibility for the poor performance results.

•      As of March 31, 2026, the Fund had suffered -54% NAV erosion since inception and underperformed its benchmark by -19.09% over one year and -4.30% over three years. These results were key to the Board’s review, and the Board determined that terminating Octagon was warranted.

Octagon claims to have grown increasingly concerned that key decisions about the Fund were being made by a Board that was not fully informed, to the detriment of shareholders.

•      Nothing could be further from the truth. This statement reveals a fundamental and alarming misunderstanding of the sub-adviser role and proper fund governance.

•      Decisions that impact all shareholders call for careful judgement and decisive action by an independent board of trustees. And that is exactly what the Board did.

•      Shareholders do not benefit from second guessing by an underperforming sub-adviser.

Octagon believes the King Street Sub-Advisory Agreement represents a “significant change” to the Fund’s portfolio management without a justifiable benefit or explanation of the Board’s decision to replace the terminated sub-adviser.

•       The Board’s decision is well-founded and considered numerous factors, including XFLT’s ongoing underperformance and NAV erosion under the terminated sub-adviser.

•      Further, the Board carefully vetted King Street’s track record, management team and expanded investment capabilities, as described in the Fund’s shareholder proxy.

The Board urges XFLT shareholders to vote “FOR” on the WHITE Card. Use one of the following options to vote:

•	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.
•	By Phone: Call the toll-free number listed on your WHITE proxy card.
•	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About King Street Capital Management

King Street is a global alternative investment firm founded in 1995 that manages $30 billion in assets across public and private markets. The firm marries rigorous fundamental research with tactical trading and differentiated sourcing capabilities to identify investment opportunities across asset classes, up and down the capital structure. For more information, please visit www.kingstreet.com. Follow King Street Capital Management  (https://edge.prnewswire.com/c/link/?t=0&l=en&o=4669072-1&h=2386047654&u=https%3A%2F%2Fwww.linkedin.com%2Fcompany%
2Fkingstreet-capital-management&a=King+Street+Capital+Management) on LinkedIn.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Fund shares trade in the public markets and other factors. Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including the possible loss of principal. Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing. Please refer to the Fund’s filings with the Securities and Exchange Commission for additional information.

Media Contact:

XA Investments LLC
Kim Shepherd
Senior Consultant
kshepherd@xainvestments.com

312-623-5123
www.xainvestments.com

Prosek Partners

Pro-XAI@Prosek.com

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